Exhibit 10.1

CONFIDENTIAL

Amendment # 4 to the
Letter of Agreement between
SmithKline Beecham Corporation and
Quest Diagnostics Incorporated

1.	The purpose of this Amendment # 4 to the Letter of Agreement effective January 1, 2008 between SmithKline Beecham Corporation d/b/a GlaxoSmithKline and Quest Diagnostics Incorporated (hereinafter the “LOA”) is to extend the term referenced in section 2 of the LOA to the earlier of (i) September 30, 2008, or (ii) the full execution of a new comprehensive Globale Clinical Trials Agreement.

2.	All other terms and conditions of the LOA shall remain in full force and effect.

3.	The parties hereto agree to this Amendment #4 to the LOA by their authorized signatures below.

SMITHKLINE BEECHAM CORPORATION	QUEST DIAGNOSTICS INCORPORATED

/s/ Paula M. Russella	/s/ Daniel P. Megronigle
Paula M. Russella Sourcing Group Manager	Daniel P. Megronigle Executive Director, Sales & Marketing

25 July 2008	21 July 2008
Date	Date